EXHIBIT 99.1

Viking Negotiates Conditional $25M Deal to Acquire Oil & Gas Company

NEW YORK, NY--(Marketwired - Jun 23, 2017) - Viking Energy Group, Inc. ("Viking") (OTC PINK: VKIN) is pleased to announce that it is in final negotiations to acquire all of the issued and outstanding membership units of a privately-owned company with producing, conventional oil & gas assets with development potential, for the total purchase price of $25 million to be paid as further described below.

According to preliminary due diligence, the features of the target company and/or its assets include the following:

•	Working interest in approximately 12 oil and gas fields

•	Current production is ~1,200 BOEPD (25% oil)

•	Leases to 11,629 gross acres / 9,360 net acres

•	Targeting conventional oil and gas utilizing 3D seismic data and AVO analysis of the final data

•	Multiple locations have been high-graded and can be immediately drilled and completed

•	Estimated value of total proved reserves on a PV9 basis, with NYMEX commodity pricing as of June 1, 2017, was $49.1 million.

•	A Management team with deep experience in Petroleum Engineering and Geophysics, in addition to a Certified Professional Landman and other personnel. Individuals in each key position have over 40 years' experience in the energy sector.

In addition, the target company has 3D seismic data for the majority of the assets being acquired and has identified and vetted numerous future drilling locations (mainly "infill drilling" and "behind pipe") as part of a 3-year drilling program.

The $25 million purchase price would be paid by Viking paying the seller $10 million at closing and the balance of the purchase price six months from the closing date, with interest to accrue on such balance at a rate of 8% per annum. The balance owing to the seller will be evidenced by a secured promissory note or equivalent debt instrument (which can be prepaid at any time without penalty) and pledge agreement pursuant to which Viking will grant the seller a first-ranking security interest against and pledge of all of the issued and outstanding shares of the target corporation. The security interest would not apply to other assets of Viking, including the shares of Viking's wholly-owned subsidiary, Mid-Con Petroleum, LLC.

Regarding the $10 million due to the seller on closing, Viking has received conditional approval from its existing bank, a commercial bank experienced in the Energy sector with offices in Kansas, Oklahoma and Texas, to provide such funds at a variable annual contract rate of interest equal to the Wall Street Journal prime rate plus 1%. The loan would be made directly to the target company, subject to Viking being the 100% owner thereof, and secured by a first-ranking security interest against the assets of the target company.

The proposed effective closing date of the potential acquisition transaction is July 1, 2017.

Conditional:

The completion of the entire transaction described above is conditional upon Viking and the seller executing definitive legal documentation on terms and conditions acceptable to both parties on or before June 30, 2017, and the commercial bank approving such legal documentation. There is no guarantee that such conditions will be satisfied or that Viking will be able to close the acquisition.

About Viking:

Viking is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties in North America. The company owns oil and gas leases in Kansas, Missouri and Alberta. Viking targets under-valued assets with realistic appreciation potential.

Viking is not an investment company, as defined by the Investment Company Act of 1940.

Safe Harbor Statement:

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

For additional information please contact:

James A. Doris

President and C.E.O.

Viking Energy Group, Inc.

1330 Avenue of the Americas, Suite 23A

New York, NY 10019

Email: jdoris@vikingenergygroup.com

www.vikingenergygroup.com